Exhibit 10.3

Burke Ranch Unit Purchase and
Participation Agreement

Between:

HOT SPRINGS RESOURCES LTD.
(”Seller” or “HSR")

and

PIN PARTNERS PETROLEUM LTD.
(”Buyer" or "PIN")

Made as of the 6th day of February, 2006

BURKE RANCH UNIT PURCHASE AND PARTICIPATION AGREEMENT

THIS AGREEMENT made as of the  6th day of February 2006 between HOT SPRINGS RESOURCES LTD. ("Seller” or HSR") and PIN PARTNERS PETROLEUM LTD. ("Buyer” or “PIN").

RECITALS:

A. Whereas HSR owns the interests in lands and oil and gas leasehold interests comprising the Burke Ranch Unit, a Federal Unit, that is subject to the terms of the Burke Ranch Unit Agreement and Unit Operating Agreements, and to the supervision of such unit and the activities and operations thereon by the Bureau of Land Management (BLM) of the United States Department of the Interior; such lands and leasehold interests are hereinafter included in the definition of Subject Property in Section 1.1, and are subject only to those encumbrances, if any, set forth in in Schedule "A";

B. Whereas PIN is interested in acquiring an interest in the Subject Property and otherwise participating in development of the Subject Property on the terms and conditions set forth in this Agreement;
NOW THEREFORE, in consideration of the mutual promises and covenants contained herein, the receipt and sufficiency of which are acknowledged by the Parties, the Parties agree as follows:

ARTICLE 1
INTERPRETATION

1.1	DEFINITIONS

In this Agreement, unless the context otherwise requires:

(a)
"Affiliate" means, with respect to a Party to this Agreement, a company or other entity which controls that Party, is controlled by that Party or is under common control with that Party. "Control" means (i) the direct or indirect ownership of sufficient shares or other interests having the right to vote to elect the senior management or a majority of the board of directors or other governing board or committee, or otherwise control, the company or entity, or (ii) actual control of the company or entity by any means.

(b)	"Area of Mutual Interest" or "AMI" means the area of mutual interest established in respect of the AMI Lands;

(c)	"AMI Lands" means the lands within the area described in Schedule "B";

(d)	"AMI Term" means the period following the Effective Date and continuing for a period of three (3) years thereafter;
(e)	"Business Day" means a day other than a Saturday, a Sunday or a statutory holiday in Wyoming;

(e)	"Engineering Report" has the meaning ascribed to that term in Clause 3.2(a).

(f)	"Effective Date" means February 6, 2006.

(g)	"Engineering Report" has the meaning ascribed to that term in Clause 3.2(a).

(h)	"Subject Assets" means the Subject Property, the Tangibles, and the Miscellaneous Interests;

(i)
"Subject Property" means the lands and leasehold interests set out in Schedule "A", and any lands pooled, unitized or otherwise combined therewith under the terms of and pursuant to the Unit Agreement and Unit Operating Agreements or otherwise, together with the Petroleum Substances within, upon or under those lands;

(j)
"Miscellaneous Interests" means, subject to any and all limitations and exclusions provided for in this definition, all property, assets, interests and rights pertaining to the Subject Property and the Tangibles, or either of them, but only to the extent that such property, assets, interests and rights pertain to the Subject Property and the Tangibles, or either of them, including without limitation any and all of the following:

(i)
contracts and agreements relating to the Subject Property and the Tangibles, or either of them, including without limitation the Unit Agreement and Unit Operating Agreements, any communitization agreements still in effect and having application to the Subject Property, the Title Documents, processing agreements, transportation agreements and agreements for the construction, ownership and operation of facilities;

(ii)	rights to enter upon, use or occupy, the surface of any lands which are or may be used to gain access to or otherwise use the Subject Property and the Tangibles, or either of them;
(iii)
all records, books, documents, licences, reports and data which relate to the Subject Property and the Tangibles, or either of them, including any of the foregoing that pertain to seismic, geological or geophysical matters not required to be held confidential and which HSR has the legal right to disclose to PIN; and

(iv)	the Wells (and no other wells), including the wellbores and any and all casing;
(k)	"Operating Procedure" means the 1982 AAPL Model Form Joint Operating Agreement attached hereto as Schedule "C
(l)	"Party" means a party to this Agreement;

(m)(i)
"Payout" means that date when PIN recovers out of the gross proceeds of sale from it's share of production of Petroleum Substances from the Subject Property an amount equal to the aggregate costs incurred by or paid by PIN pursuant to Sections 4.1, 4.2, 4.3 and 5.1.

(m)(ii)
"Payout Accounting”" shall mean monthly statements furnished by Buyer to Seller before the fifth day of each and every calendar month prior to the time. Payout occurs setting forth the amounts of all expenditures made by Buyer and claimed by Buyer as costs incurred under Sections 4.1, 4.2, 4.3 and 5.1, together with supporting invoices together with copies of reports made by or on behalf of Buyer to the Wyoming Oil and Gas Conservation Commission and/or the Minerals Management Service, statements from Third Party purchasers, processors and transporters of production and all other documents evidencing the volumes and values of Buyer’s share of production, if any, of Petroleum Substances from the Subject Property for the month prior to the immediately preceding calendar month. Such monthly statements shall further include the current accumulative balance of the recoupment of the costs incurred by Buyer under Sections 4.1, 4.2, 4.2, ,4.3 and 5.1.

(n)
"Petroleum Substances" means any of crude oil, crude bitumen and products derived therefrom, synthetic crude oil, petroleum, natural gas, natural gas liquids, and any and all other substances related to any of the foregoing, whether liquid, solid or gaseous, and whether hydrocarbons or not, including without limitation sulphur;

(p)	"Studies and Report" has the meaning ascribed to that term in Clause 3.2(a).

(q)
"Tangibles" means, any and all tangible depreciable property and assets which are located within, upon or in the vicinity of the Subject Property and which are used or are intended to be used to produce, process, gather, treat, measure, make marketable or inject Petroleum Substances or any of them or in connection with water injection or removal operations that pertain to the Subject Property, including without limitation any and all gas plants, oil batteries, buildings, production equipment, pipelines, pipeline connections, meters, generators, motors, compressors, treaters, dehydrators, scrubbers, separators, pumps, tanks, boilers and communication equipment;

(r)
"Third Party" means any individual or entity other than Parties hereto, including without limitation any partnership, corporation, trust, unincorporated organization, union, government and any department and agency thereof and any heir, executor, administrator or other legal representative of an individual;

(s)	"this Agreement", "herein", "hereto", "hereof" and similar expressions mean and refer to this Agreement;

(t)
"Title Defect" means a material defect or significant deficiency in the title of Seller to any portion or part of the Subject Property, which on its own deprives the Seller of the substantial use, benefit or financial revenue from the Subject Property, having regard to laws respecting limitations of actions, and is sufficiently adverse such that it would, on a commercially reasonable assessment thereof, cause a party experienced in acquisitions of producing oil and gas properties located in the Rocky Mountain region of the United States to not purchase the entirety of the Subject Property, having regard to the loss of value in and thereto;

(u)	“Term Assignment” shall mean a current assignment of 50% of Seller’s interest in the Subject Assets, substantially in the form set forth in Schedule "F" hereto
(v)
(uv)	"Final Assignment”" shall mean an assignment of 50% of Seller's interest in the Subject Assets, substantially in the form set forth in Schedule "G
(vw)
"Title Documents" means, collectively, any and all certificates of title, leases, reservations, permits, licences, assignments, trust declarations, operating agreements, royalty agreements, gross overriding royalty agreements, participation agreements, farm-in agreements, sale and purchase agreements, pooling agreements and any other documents and agreements granting, reserving or otherwise conferring rights to (i) explore for, drill for, produce, take, use or market Petroleum Substances, (ii) share in the production of Petroleum Substances, (iii) share in the proceeds from, or measured or calculated by reference to the value or quantity of, Petroleum Substances which are produced, and (iv) rights to acquire any of the rights described in items (i) to (iii) of this definition; but only if the foregoing pertain in whole or in part to Petroleum Substances within, upon or under the Subject Property;

(wx)	"Trust Agreement" means an agreement substantially in the form set forth in Schedule "H";
(xy)	"Trustee" means the party acting as trustee under the Trust Agreement;
(yz)	"Unit Agreement" means the unit agreement attached hereto as Schedule "E", as amended and supplemented;
(zaa)	"Unit Operating Agreements" means the unit operating agreements attached hereto as Schedule "D", as amended and supplemented;
(aabb)
"Wells" means all wells which are or may be used in connection with the Subject Property, including without limitation Well 9 and Well 9-17 and all other producing, shut-in, abandoned, water source, water disposal and water injection wells.

(bbcc)	"Well 9" means the Well located at NW, NW 17, 37 N, 78 W, (API Well No. 49 025 06180)
(ccdd)	"Well 9-17" means the Well located at ]NE, SE 17, 37N, 78W (API Well No. 49 025 22264);

1.2	Headings

The expressions "Article", "section", "subsection", "clause", "subclause", "paragraph" and "Schedule" followed by a number or letter or combination thereof mean and refer to the specified article, section, subsection, clause, subclause, paragraph and schedule of or to this Agreement.

1.3	Interpretation Not Affected by Headings

The division of this Agreement into Articles, sections, subsections, clauses, subclauses and paragraphs and the provision of headings for all or any thereof are for convenience and reference only and shall not affect the construction or interpretation of this Agreement.

1.4	Interpretation Not Affected by Headings

When the context reasonably permits, words suggesting the singular shall be construed as suggesting the plural and vice versa, and words suggesting gender or gender neutrality shall be construed as suggesting the masculine, feminine and neutral genders.

1.5	Interpretation Not Affected by Headings

There are appended to this Agreement the following schedules pertaining to the following matters:

Schedule "A"	Subject Property
Schedule "B"	Area of Mutual Interest
Schedule "C"	Operating Procedure
Schedule “D”	Burke Ranch Unit Operating Agreements
Schedule “E”	Burke Ranch Unit Agreement
Schedule "F"	Term Assignment
Schedule "G”	Final Assignment
Schedule "H"	Trust Agreement
Such schedules are incorporated in this Agreement and form a part hereof. Excepting the agreement described above and appended as Schedule E, and subject to Article 3.2(d), wherever any term or condition of such schedules conflicts or is at variance with any term or condition in the body of this Agreement, such term or condition in the body of this Agreement shall prevail.

1.6	Damages

All losses, costs, claims, damages, expenses and liabilities in respect of which a Party has a claim pursuant to this Agreement include without limitation reasonable legal fees and disbursements on a attorney and client basis.

ARTICLE 2
TITLE TO SUBJECT PROPERTY

2.1	Title

Seller does not represent or warrant title to the Subject Property, but Seller does represent that:

(a)
except for the royalties payable to the lessors under the oil and gas leases set forth in Schedule "A" and overriding royalty interests burdening Seller’s interest in such oil and gas leases that were created by third parties prior to the acquisition by Seller of its interest in the Subject Property and of which Seller has no knowledge, it has not granted or otherwise aware of any interest (or the right to acquire any interest) in the Subject Property whereby a Third Party may owns or has the right to acquire any royalty interest in the Subject Property or any portion of Seller’s interest in the Subject Property;

(b)
it is not aware of any Title Defects pertaining to the Subject Property, nor is it aware of any act or omission whereby Seller is or would be in default under applicable law or the Title Documents and it has not received any notice of default or otherwise become aware of any notice of default respecting the Subject Property that has not been remedied; and

(c)
Seller is not aware of any environmental defects or deficiencies or environmental damage affecting or caused by the Subject Assets, nor is Seller aware of any proceedings which have been commenced or threatened, or which could reasonably be expected to be commenced, in connection with any such defects, deficiencies or damages, or any operations relating thereto.

2.2	Maintaining Title

While the Term Assignment is effective and provided Seller has not terminated this Agreement by virtue of a material default by Buyer under this Agreement, Seller will not grant, assign or convey any interest in the Subject Property which may be acquired by the Buyer hereunder, nor shall Seller do or cause to be done any act or omission whereby any interest in the Subject Property becomes encumbered, terminated or forefeited.

ARTICLE 3
BUYER PAYMENT AND RIGHTS/INTERESTS EARNED

3.1	Buyer Payment

Buyer shall upon payment of $150,000 (the "Buyer Payment") to Seller earn the rights and interests set forth in Section 3.2.  Seller acknowledges prior receipt of $35,000 from Buyer, such that the balance remaining of the Buyer Payment is $115,000 (the "Payment Balance"). Buyer shall pay this balance, by wire transfer or other means satisfactory to Seller in immediately available funds, to Seller or, if Section 3.3 is applicable, to the Trustee on or before the third calendar day following the date of this Agreement, failing which this Agreement and all rights of Buyer hereunder shall terminate.

3.2	Rights Earned
(a)	Upon making the Buyer Payment set forth in Section 3.1, the interests in the Subject Assets shall, subject to the terms of the Term Assignment be:

HSR	49.9%
PIN	49.9%
Others	0.2%

In addition, Buyer upon making such payment to Seller or the Trustee shall earn the right to participate in and pay the costs of the activities described in Article 4 below. Forthwith after receiving the balance of the Buyer Payment, Seller shall duly execute and deliver to Buyer the Term Assignment, or if Section 3.3 is applicable shall cause the Trustee to release the Term Assignment to Buyer.

(b)
All of the several obligations set forth in Sections 4.1, 4.2 and 4.3 below and the time limit prescribed for the performance of each and all such obligations are and shall be deemed material and shall consititute a single condition precedent to Seller’s obligation to make the Final Assignment. If the Buyer Payment described in Section 3.1 above is timely made to Seller or, if Section 3.3 is applicable, to the Trustee and if, thereafter, Buyer thereafter timely performs in all material respects each and all of its obligations described in Sections 4.1, 4.2 and 4.3 below, then, prior to Payout, Buyer shall thereupon have:

(i)	earned an additional 39.92% beneficial interest in the Subject Assets, such that the beneficial interests shall be:

HSR	49.9%
PIN	49.9%
Others	0.2%

provided however that HSR shall retain a 49.9% registered legal interest, and shall hold the additional 39.92% beneficial interest in trust for PIN; and

(ii)	Buyer shall have the right to receive the Final Assignment and Seller shall forthwith thereafter duly execute and deliver to Buyer the Final Assignment.

(c)
In the event the Final Assignment is earned by Buyer and made by Seller and thereafter Payout occurs, Buyer shall be deemed to have thereupon relinquished to Seller the additional 39.92% beneficial interest in the Subject Assets referred to in Section 3.2(b)(i) above, such that the legal and beneficial interests in the Subject Assets shall thereupon be:

HSR	49.9%
PIN	49.9%
Others	0.2%

(d)
Upon Buyer timely making the Buyer Payment described in Section 3.1 above, thereby earning the rights described therein, the Operating Procedure shall govern the Subject  Assets and all operations on or in respect of the Subject Assets, such that, as between Buyer and Seller, the Operating Procedure shall supercede the Unit Operating Agreements. Thereafter, each party shall use commercially reasonable efforts to enter into agreements with, and obtain approvals from, all relevant third parties (including those "others" owning working interests in the Subject Property and all applicable governmental and regulatory authorities) such that the Operating Procedure supercedes the Unit Operating Agreements for all purposes.

Subject always to Article 4, all rights and obligations in respect of the Subject Assets shall be borne by the Parties in accordance with their interests set forth in Sections 3.2(a), (b) and (c) which are prevailing at the applicable time.

Seller shall be the initial operator under the Operating Procedure, provided that upon the parties agreeing to drill a well pursuant to Section 4.5, or if Seller does not agree to drill such well and Buyer elects to drill the well by itself pursuant to the Operating Procedure, Buyer shall in either event thereupon replace Seller as the operator under the Operating Procedure and the Unit Operating Agreements, and Seller shall do all things reasonably necessary to effect such replacement.

(e)
Provided that Buyer timely makes the Buyer Payment described in Section 3.1 to Seller or the Trustee, within fifteen (15) days thereafter, Seller shall deliver copies of the Title Documents and any other agreements and documents to which the Subject Assets are subject, and copies of contracts, agreements, records, books, documents, licences, reports and data comprising Miscellaneous Interests.

(f)
In addition to the Term Assignment and Final Assignment provided for above, Seller agrees to deliver to Buyer any other conveyances, assignments, transfers, novations and other instruments reasonably required to to assign to Buyer the corresponding interest it acquires in the Subject Assets.

3.3	Trust Arrangements
(a)
If Seller does not deliver to Buyer on the date hereof a title opinion prepared by Seller's oil and gas legal counsel respecting the Subject Property which opinion is in form and substance satisfactory to Buyer, acting reasonably, (the "Title Opinion"), then:

(i)
Buyer shall be entitled to deliver to the Trustee the Payment Balance, to be held by the Trustee in accordance with the Trust Agreement. Such payment shall be deemed to satisfy all of Seller's obligations under this Agreement to make such payment; and

(ii)
Concurrently with Buyer making the payment pursuant to Section 3.3(a)(i), Seller shall deliver a duly executed copy of the Term Assignment to the Trustee, to be held by the Trustee in accordance with the Trust Agreement.

If Buyer elects to pay the Payment Balance to the Trustee pursuant to Section 3.3(a)(i) and Seller does not deliver the Title Opinion to Buyer within ninety (90) days from the date of this Agreement, then Buyer shall be entitled to, within ten (10) days after the expiry of such period, request a return of the entire Buyer Payment and all monies expended by Buyer pursuant to Sections 4.1, 4.2 and 4.3. In that event:

(iii)
the Trustee shall forthwith return the Payment Balance to Buyer and, provided that Seller has paid all amounts to Buyer as required pursuant to Section 3.3(b)(iv), destroy all copies of the Term Assignment in its possession, with the result that thereupon Buyer shall have no interest in the Subject Assets; and

(iv)
the Seller shall pay to Buyer $35,000, being the prior payment of a portion of the Buyer Payment, and reimburse Buyer for all amounts expended by Buyer pursuant to Sections 4.1, 4.2 and 4.3; such payment and reimbursement shall, during the period of 1 year from the date hereof, be made as soon as reasonably possible out of the gross proceeds of the sale of production from the Subject Property. If such amounts are not paid to Buyer within such 1 year period, Seller shall immediately thereafter pay all such amounts to Buyer.

(b)	As security for the payment obligations in Section 3.3(b)(iv), Buyer shall have, and Seller hereby grants, a lien, charge and security interest in the Subject Assets.

In addition, if Seller fails to make the payments to Buyer as required pursuant to Section 3.3(b)(iv), then notwithstanding any other provision herein, and without limiting any other rights Buyer may have at aw or otherwise, Buyer shall:

(i)	be entitled to request the Trustee to deliver the Term Assignment to Buyer, in which event Buyer shall be entitled to retain the 49.9% interest governed thereby for its own account; and
(iii)	be entitled to the additional 39.92% beneficial interest provided for in Section 3.2(b).
(c)
If there is any title defect, deficiency or other failure in title which was in existence at or prior to the date of this Agreement that adversely affects the Subject Property at any time hereafter, such defects, deficiencies and title problems shall be deemed to first affect the interests of Seller, such that Seller's interests shall be reduced first before there is any effect on Buyer's interests. Conversely, if Seller owned more than a 99.8% working interest in the Subject Property immediately prior to the date of this Agreement, Seller shall be entitled to the benefit of any such incremental increased interest.

ARTICLE 4
RIGHTS EARNED BY BUYER PAYMENT AND BUYER OPERATIONS

4.1	Seismic

Buyer shall, within one calendar year from the Effective Date, at its sole cost, risk and expense conduct or cause to be conducted a 3D seismic survey over:

(a)	the Subject Property ; and
(b)
any other lands within the AMI which the Parties jointly agree upon, and shall further conduct (or cause to be conducted) and pay for all processing, analysis, and interpretation of the 3D seismic data acquired as a result of such seismic survey which is reasonably necessary to render such data capable of being used by and useful to the Parties to determine the viability of future drilling operations on the Subject Property or AMI lands. Buyer shall provide Seller with access to the results of the seismic program, including all analysis and interpretation thereof, provided that Seller shall maintain in confidence the seismic information in accordance with the Operating Procedure, and provide proof of the same to Seller and share the information as set forth above.

4.2	Engineering Study and Development Plans

(a)
Buyer shall, after consultation with Seller, select an engineering firm (the "Engineering Firm") to perform certain engineering studies on the Subject Property and to prepare a development plan (collectively, the "Studies and Plan") in respect of the Subject Property. The scope and substance of the Studies and Plan shall be at the direction of Buyer, provided that Buyer will confer with Seller prior to providing or revising any instructions to the Engineering Firm. Buyer shall be solely responsible for the costs incurred in the preparation of the Studies and Plan. Upon mutual agreement, the Parties may agree to an alternate engineering firm.

(b)
The Parties shall co-own the Studies and Plan and all related data and information, and shall share access to all data and information. Each Party shall maintain in confidence the Studies and Plan and all related data and information in accordance with the Operating Procedure.

(c)	Each Party shall appoint a contact person who shall assist in providing documentation and information to the Engineering Firm.

4.3	Field Operations

Seller shall, within sixty (60) days from the Effective Date (but subject always to Article 8), cause to be conducted by or under the supervision of Seller (or its agents, employees or contractors) in accordance with and if required pursuant to generally accepted industry practices, operations and purchases of equipment necessary to install a submersible pump, cable and if needed a motor in Well 9 and, shall within thirty (30) days from the Effective Date (but subject always to Article 8), complete any tubing repairs that may be necessary in respect of Well 9-17. Buyer shall be solely responsible for all costs and expenses relating to such operations, provided that if the costs and expenses respecting Well 9 or Well 9-17 exceed $50,000, then Seller shall be solely responsible for all costs and expenses exceeding $50,000, provided further however, that if, due to wellbore integrity problems, equipment failures or sticking of equipment or tools in the wellbore or other problems beyond the anticipation or control of the Parties, the costs of operations respecting either or both Well 9 and Well 9-17 are anticipated to exceed $75,000 in the aggregate, then the Parties shall determine whether they wish to proceed and if so they shall jointly (each as to a 50% share) pay for any costs in excess of $75,000. If a party determines not to conduct the operations yielding such costs in excess of $75,000, then the other party shall be entitled to conduct the operations by itself in accordance with the Operating Procedure. Seller shall provide Buyer with information on a daily basis in respect of the foregoing operations and the status thereof, and shall provide evidence to Buyer of its timely compliance with the obligations set forth in this Section 4.3 by providing Buyer with invoices from any Third Party performing such work and/or providing equipment and materials evidencing the time and dates of the provision of such services and materials/equipment.

Subject to the foregoing, Buyer shall pay any and all such invoices within 30 days of receipt of them, and upon such payment shall be deemed to have satisfied all of its obligations in this Section 4.3. Buyer shall deliver to Seller signed acknowledgments by all such Third Parties or other evidence that such invoices have been paid by Buyer.

If Seller fails to complete the operations provided for in this Section 4.3 within 1 year of the Effective Date, Buyer shall be deemed to have no further obligations under this Section 4.3.

4.4	Buyer as Operator

Buyer shall conduct the operations set forth in Sections 4.1 and 4.2 as if and as though it was the operator of the Subject Property, provided that Buyer will confer with Seller with regard to those operations described in Sections 4.1 and 4.2 in an effort to keep the associated operational costs as low as reasonably possible (having regard always to good industry practices and health, safety and environmental concerns) and make beneficial use of the Seller’s knowledge of the Subject Property.

4.5	Tensleep Test

If, after the acquisition,processing, analysis and interpretation of the seismic data described in Section 4.1 above, Buyer and Seller mutually agree, in good faith, based upon such seismic data and analysis thereof, that a well should be drilled to test the Tensleep Formation (the "Tensleep Well") on the Subject Property (or the AMI lands), the Buyer shall at its sole cost drill and log (or cause the drilling and logging of) such a well of such a depth to test the entire Tensleeep Formation, and, if, after logging, a completion of such a well for production is justified, as determined mutually by the Parties hereto, then Seller shall pay 50% of the costs of such completion. If such well thereafter produces Petroleum Substances, the Parties shall share in the production from such well on the basis of the fractions described below, until the costs of such well and its completion have been recovered out of the production of Petroleum Substances from such well.

Prior to Cost Recoupment Fractions:

HSR	Amount of completion costs paid by HSR Total of all drilling, logging and competion costs paid by HSR and PIN
PIN	Amount of drilling, logging and completion costs paid by PIN Total of all drilling, logging and completion costs paid by HSR and PIN.

Upon recoupment of such drilling, logging and completion costs, the Parties shall share in the production from such well on an equal, 50-50 basis.
If a party wishes to drill the Tensleep Well but the other party does not, then the foregoing provisions of this Article 4.5 shall be of no further effect. In such event, the party wishing to drill the well shall be entitled to drill such well by itself without any participation by the other party, all in accordance with the Operating Procedure. In such event, the penalty applicable to the non-participating party shall be as set forth in clause Article VI of the Operating Procedure.

Prior to the time the costs of the drilling, logging and completion from such well have been recovered out of the production of Petroleum Substances from such well, the Party serving as operator shall before the fifth day of each calendar month provide the non-operating Party with a monthly accounting of the aggregate of all costs of drilling, logging and completing of such well and copies of all reports filed with the Wyoming Oil and Gas Conservation Commission and/or the Minerals Management Service, statements from Third Party purchasers, processors and transporters of production and all other documents evidencing the volumes and values of all production of Petroleum Substances from such well, in each case as regards those costs and revenues relating to such well that arose in the month prior to the immediately preceding month, together with the current accumulative balance of the recoupment of drilling, logging and completion costs of such well out of the production of Petroleum Substances from such well.

ARTICLE 5
PRODUCTION PAYMENT

5.1	Production Payment

If Buyer timely makes the Buyer Payment described in Section 3.1 above and performs the obligations described in Sections 4.1, 4.2 and 4.3 above, and, thereafter, whether prior to or after Payout, production of Petroleum Substances from the Subject Property exceeds 20 barrels of oil per day (and for purposes of this clause 6mcf of natural gas shall equal 1 barrel of oil) for a continuous period of no less than 30 days, then provided that Buyer has received a Title Opinion or Buyer is otherwise satisfied with title to the Subject Property, Buyer shall each month thereafter for a period of 12 months pay to Seller out of its net share of the proceeds from the sale of Petroleum Substances produced from the Subject Property a payment of $5,000 (for an aggregate payment obligation of $60,000). Each such payment shall be made by no later than the 25th day of the following month. The Buyer’s obligation for this production payment, and

Seller’s reservation thereof, shall be set forth in the Term Assignment and in the Final Assignment, if made. For greater certainty, if the net revenues from the Subject Property are not sufficient to permit the $5,000 payment in any one month, the payment obligation for that month shall be suspended until the next month in which net revenues are sufficient to permit such $5,000 payment.

ARTICLE 6
REPRESENTATIONS AND WARRANTIES

6.1	Representations and Warranties

Each Party makes the following representations and warranties to the other:

(a)
It is a corporation, limited partnership, or limited liability company duly organized and validly existing under the laws of the jurisdiction of its incorporation or formation, is authorized to carry on business in the state in which the Subject Property are located, and now has good right, full power and absolute authority to perform the obligations provided for in the Agreement according to the true intent and meaning of this Agreement;

(b)
the execution, delivery and performance of this Agreement has been duly and validly authorized by any and all requisite company, member and directors' actions and will not result in any violation of, be in conflict with or constitute a default under any articles, charter, operating agreement or other governing document to which it is bound;

(c)
the execution, delivery and performance of this Agreement will not result in any violation of, be in conflict with or constitute a default under any term or provision of any agreement or document to which it is party or by which it is bound, nor under any judgment, decree, order, statute, regulation, rule or license applicable to it;

(d)	this Agreement and any other agreements delivered in connection herewith constitute valid and binding obligations of it enforceable against it in accordance with their terms;
(e)
it has not incurred any obligation or liability, contingent or otherwise, for brokers' or finders' fees in respect of this Agreement or the transaction to be effected by it for which the other Party shall have any obligation or liability;

ARTICLE 7
AREA OF MUTUAL INTEREST

7.1	AMI Lands

If a Party or any of its Affiliates acquires an interest in any AMI Lands during the AMI Term, such acquisition shall be subject to the provisions of this Agreement.

7.2	AMI Procedure for Acquisition

If AMI Lands are acquired at any time during the AMI Term by a Party or any of its Affiliates, that Party (the "Acquiring Party") shall forward a notice to the other Party (the "Receiving Party") within seven (7) days of the acquisition of such AMI Lands. The notice (the "Acquisition Notice") shall set forth the particulars of the acquisition, including but not limited to:

(a)	the date that the interest was acquired,
(b)	the interest which was acquired,
(c)	from whom the interest was acquired,
(d)	the amount of out of pocket costs incurred by the Acquiring Party and/or its Affiliates in acquiring the AMI Lands, and
(e)	the amount of maintenance costs, if any, incurred by the Acquiring Party and/or its Affiliates with respect to the AMI Lands.

The Receiving Party shall have twenty (20) days from the date of receipt of an Acquisition Notice (the "Acceptance Period") to elect to acquire 50% of the interest acquired by the Acquiring Party and any of its Affiliates in the AMI Lands set out in such Acquisition Notice by paying 50% of the amounts set forth in the Acquisition Notice. If the Receiving Party fails to pay such amount within thirty (30) days of its election, it shall be deemed to have elected not to acquire such interest, and it shall have no further rights to such interest.

If the consideration paid by the Acquiring Party or any of its Affiliates to acquire the AMI Lands was other than cash or work commitment, the Acquisition Notice shall specify the cash equivalent of such consideration. The Receiving Party may, within five (5) days of its receipt of the Acquisition Notice, require the determination of the cash equivalent of the consideration to be submitted to arbitration, in which event the twenty (20) day period specified in this section shall commence to run on the date the arbitrator's decision is communicated in writing to the Parties. The cash value so determined by the arbitrator and communicated in writing to the Parties shall be deemed to be the cash equivalent of the consideration.

ARTICLE 8
FORCE MAJEURE

8.1	Meaning of Force Majeure

For the purposes of this Article, "force majeure" means an occurrence beyond the reasonable control of the Party claiming suspension of an obligation hereunder, which has not been caused by such Party's negligence and which such Party was unable to prevent or provide against by the exercise of reasonable diligence at a reasonable cost and includes, without limiting the generality of the foregoing, an act of God, war, revolution, insurrection, blockage, riot, strike, a lockout or other industrial disturbance, fire, lightning, unusually severe weather, storms, floods, explosion, accident, shortage of labour or materials (including rig availability), or government restraint, action, delay or inaction.

8.2	Suspension of Obligations Due to Force Majeure

If any Party is prevented by force majeure from fulfilling any obligation hereunder, the obligations of the Party, insofar only as its obligations are affected by the force majeure, shall be suspended while the force majeure continues to prevent the performance of such obligation and for that time thereafter as that Party may reasonably require to commence to fulfill such obligation, and during the entirety of such period shall not in any event be considered to be in default as regards the affected obligations. A Party prevented from fulfilling any obligation by force majeure shall promptly give each other Party notice of the force majeure and the affected obligations, including reasonably full particulars in respect thereof.

8.3	Obligation to Remedy

The Party claiming suspension of an obligation as aforesaid shall promptly use commercially reasonable efforts to remedy the cause and effect of the applicable force majeure, insofar as it is reasonably able so to do, and such Party shall promptly give each other Party notice when the force majeure ceases to prevent the performance of the applicable obligation. However, the terms of settlement of any strike, lockout or other industrial disturbance shall be wholly in the discretion of such Party, notwithstanding Section 8.1, and that Party shall not be required to accede to the demands of its opponents in any strike, lockout or industrial disturbance solely to remedy promptly the force majeure thereby constituted.

8.4	Exception for Lack of Finances

Notwithstanding anything contained in this Article, lack of finances shall not be considered a force majeure, nor shall any force majeure suspend any obligation for the payment of money due hereunder.

ARTICLE 9
GENERAL

9.1	Confidentiality

The Parties covenant that agree to continue to keep all information and documentation directly or indirectly related to the Subject Property confidential in accordance with Clause [•]Article XV of the Operating Procedure. Nothing contained herein or in the Operating Procedure or the Unit Operating Agreements shall prevent a Party at any time from furnishing information to any governmental agency or regulatory authority or to the public if required by applicable law, provided that the Parties shall advise each other in advance of any public statement which they are required to make.

9.2	Further Assurances

Each Party will, from time to time and at all times, without further consideration, do such further acts and deliver all such further assurances, deeds and documents as shall be reasonably required in order to fully perform and carry out the terms of this Agreement.

9.3	Further Assurances

All payments to be made pursuant to Clauses 3.1 and 5.1 shall be made by certified cheque, bank draft or wire transfer.

9.4	Entire Agreement

The provisions contained in any and all documents and agreements collateral hereto shall at all times be read subject to the provisions of this Agreement and, in the event of conflict, the provisions of this Agreement shall prevail. No amendments shall be made to this Agreement unless in writing, executed by the Parties. This Agreement supersedes all other agreements, documents, writings and verbal understandings among the Parties relating to the subject matter hereof and expresses the entire agreement of the Parties with respect to the subject matter hereof.

9.5	Governing Law

This Agreement shall, in all respects, be subject to, interpreted, construed and enforced in accordance with and under the laws of the State of Wyoming. The Parties irrevocably submit to the exclusive jurisdiction of the courts of the State of Wyoming in respect of all matters arising out of or in connection with this Agreement.

9.6	Enurement

This Agreement may not be assigned by a Party without the prior written consent of the other Party, which consent may be unreasonably and arbitrarily withheld. This Agreement shall be binding upon and shall enure to the benefit of the Parties and their respective administrators, trustees, receivers, successors and permitted assigns.

9.7	Time of Essence

Time shall be of the essence in this Agreement.

9.8	Notices

The addresses for service and the fax numbers of the Parties shall be as follows:

HSR	With a copy to:
Hot Springs Resources Ltd. 142 N. Lincoln Casper, WY 82601 Facsimile (307) 234-2245 Attention: President
PIN
PIN Partners Petroleum Ltd. Suite 2410, P.O. Box 11524 650 West Georgia Street Vancouver, B.C. V6B 4N7 Facsimile (604)·682-5564 Attention: President

All notices, communications and statements required, permitted or contemplated hereunder shall be in writing, and shall be delivered as follows:

(a)	by personal service on a Party at the address of such Party set out above, in which case the item so served shall be deemed to have been received by that Party when personally served;
(b)	by facsimile transmission to a Party to the fax number of such Party set out above, in which case the item so transmitted shall be deemed to have been received by that Party when transmitted; or
(c)
except in the event of an actual or threatened postal strike or other labour disruption that may affect mail service, by mailing first class registered post, postage prepaid, to a Party at the address of such Party set out above, in which case the item so mailed shall be deemed to have been received by that Party on the third Business Day following the date of mailing.

A Party may from time to time change its address for service or its fax number or both by giving written notice of such change to the other Party.

9.9	Invalidity of Provisions

In case any of the provisions of this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality or enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

9.10	Waiver

No failure on the part of any Party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or remedy preclude any other or further exercise thereof or the exercise of any right or remedy in law or in equity or by statute or otherwise conferred. No waiver of any provision of this Agreement, including without limitation, this section, shall be effective otherwise than by an instrument in writing dated subsequent to the date hereof, executed by a duly authorized representative of the Party making such waiver.

9.11	Amendment

This Agreement shall not be varied in its terms or amended by oral agreement or by representations or otherwise other than by an instrument in writing dated subsequent to the date hereof, executed by a duly authorized representative of each Party.

9.12	Counterpart Execution

This Agreement may be executed in counterpart, no one copy of which need be executed by Seller and Buyer. A valid and binding contract shall arise if and when counterpart execution pages are executed and delivered by Seller and Buyer.

IN WITNESS WHEREOF the Parties have executed this Agreement as of the day and year first above written.

HOT SPRINGS RESOURCES LTD. Per: _________________________________	PIN PARTNERS PETROLEUM LTD. Per: _________________________________